Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations, TDS
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations, TDS
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR PROVIDES SELECTED FIRST QUARTER 2007 FINANCIAL AND
OPERATING DATA; REAFFIRMS 2007 GUIDANCE

CHICAGO — May 10, 2007 — United States Cellular Corporation [AMEX:USM] today reported first quarter 2007 financial and operating data.  Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the first quarter of 2007.  There can be no assurance that final results will not differ materially from these preliminary results.

	Anticipated Results to be Reported for the three months ended March 31, 2007	Actual Results for the three months ended March 31, 2006

Operating Revenues	$925 to $945 million	$836.4 million
Operating Income	$100 to $120 million	$70.0 million

Stockholders’ equity at March 31, 2007 is estimated to be approximately $3.1 billion.

The increase in operating revenues is related to increases in the number of wireless customers and the average revenue per customer. The increase in operating income is primarily due to higher operating revenues and lower operating expenses as a percent of service revenues.

The following includes certain summary operating data for U.S. Cellular for the period ended March 31, 2007.

U.S. Cellular

Summary Operating Data

Quarter Ended	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Consolidated Markets:
All customers -
Customer units	5,973,000	5,815,000	5,729,000	5,704,000	5,633,000
Gross customer unit activations	459,000	389,000	365,000	347,000	434,000
Net customer unit activations	152,000	86,000	25,000	48,000	151,000
Retail customers -
Customer units	5,377,000	5,225,000	5,127,000	5,099,000	5,029,000
Gross customer unit activations	397,000	375,000	353,000	331,000	380,000
Net customer unit activations	146,000	98,000	28,000	49,000	122,000
Cell sites in service	6,004	5,925	5,726	5,583	5,438
Minutes of use (MOU) (1)	783	749	725	719	658
Postpay churn per month (2)	1.5%	1.5%	1.6%	1.5%	1.5%

(1)   Average monthly local minutes of use per customer (without roaming).

(2)   Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

On April 23, 2007, U.S. Cellular updated guidance for the year ended December 31, 2007.  There can be no assurance that final results will not differ materially from this guidance.

U.S. Cellular 2007 guidance as of April 23, 2007 is as follows:
Net Retail Customer Additions	375,000 — 425,000
Service Revenues	Approx. $3.5 billion
Operating Income	$375 - $425 million
Depreciation, Amortization & Accretion	Approx. $615 million
Capital Expenditures	$600 - $615 million

Later today, U.S. Cellular will file a Form 12b-25 with the Securities and Exchange Commission (SEC), related to its Quarterly Report on Form 10-Q (Form 10-Q) for the period ended March 31, 2007.  The Form 10-Q for the period ended March 31, 2007 is due today.  By filing the Form 12b-25, U.S. Cellular will extend the filing deadline for the Form 10-Q to May 15, 2007.  U.S. Cellular expects to file it Form 10-Q on or before May 15, 2007.

About U.S. Cellular

As of March 31, 2007, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, employed 8,000 people and provided wireless service to 6 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support, and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, expectations and assumptions. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to:  The ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded the company’s debt securities by accredited ratings organizations; possible future restatements; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates,  average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by the company to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, visit USM: www.uscellular.com.

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